CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of True Religion Apparel Inc. and Subsidiary on Form S-8 to be filed with the Securities and Exchange Commission on or about October 5, 2004 of our Independent Registered Public Accounting Firm's Report dated April 14, 2004 covering the consolidated financial statements of True Religion Apparel Inc. and Subsidiary for the year ended December 31, 2003 and 2002, which is included in its Form 10-KSB for the fiscal year ended December 31, 2003 and 2002.

/s/ Stonefield Josephson, Inc.
CERTIFIED PUBLIC ACCOUNTANTS

Santa Monica, California
October 5, 2004